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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                    Commission File
                                                    Number            001-06959
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                       MITCHELL ENERGY & DEVELOPMENT CORP.
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             (Exact name of registrant as specified in its charter)


        2001 TIMBERLOCH PLACE, THE WOODLANDS, TEXAS 77380 (713) 377-5500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 CLASS A COMMON STOCK, PAR VALUE $0.10 PER SHARE
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            (Title of each class of securities covered by this Form)


                                       N/A
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)        [X]                                    Rule 12h-3(b)(1)(i)        [X]
        Rule 12g-4(a)(1)(ii)       [ ]                                    Rule 12h-3(b)(1)(ii)       [ ]
        Rule 12g-4(a)(2)(i)        [ ]                                    Rule 12h-3(b)(2)(i)        [ ]
        Rule 12g-4(a)(2)(ii)       [ ]                                    Rule 12h-3(b)(2)(ii)       [ ]
                                                                          Rule 15d-6                 [ ]

         Approximate number of holders of record as of the certification or
notice date:     1

         Pursuant to the requirements of the Securities Exchange Act of the 1934, Mitchell Energy & Development Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:         January 24, 2002          By:   /s/ DUKE R. LIGON
     ---------------------------------       -----------------------------------
                                              Name:  Duke R. Ligon
                                              Title: Senior Vice President